Exhibit 2.1

QUOTA SALE AND PURCHASE AGREEMENT

BETWEEN

GIOTTO WATER S.R.L.

AND

WTG HOLDINGS COÖPERATIEF U.A.

QUOTA SALE PURCHASE AGREEMENT

BETWEEN

(1)        GIOTTO WATER S.R.L., duly incorporated and existing under Italian Law, with registered office in Voghera, Pavia (Italy), Via Prati Nuovi no. 23, with corporate capital of Euro 100.000,00 (one hundred thousand/00) fully paid-in, tax code and registration number at the Companies’ Register of Pavia: 02619850189 (the “Purchaser”), acting by Mr. Enzo Bina, duly empowered for the purposes hereof by virtue of board of directors resolution dated February 8th, 2018, attached hereto as Annex (1);

- on one side -

AND

(2)        WTG HOLDINGS COÖPERATIEF U.A., a cooperative (coöperatie) duly incorporated and existing under Dutch Law, with registered office in Prins Bernhardplein no. 200, 1097 Amsterdam, the Netherlands, registered with the Dutch Companies’ Register under No. 59364653 (the “Seller”), acting by Walter Anwander, duly empowered for the purposes hereof by virtue of power of attorney attached hereto as Annex (2);

- on the other side -

(the Purchaser and the Seller are herein collectively referred to also as the “Parties” and, individually, as a “Party”).

WHEREAS

(A)                               Evoqua Water Technologies S.r.l. is a limited liability company (società a responsabilità limitata), with sole quotaholder, duly incorporated and existing under Italian Law, with registered office in Casteggio, Pavia (Italy), Via Torino no. 114, with corporate capital of Euro 100,000.00 (one hundred thousand/00) fully paid-in, tax code and registration number at the Companies’ Register of Pavia: 02515520183, engaged in the supply of water and wastewater treatment products, systems and services for industrial and municipal customers (the “Company”).

(B)                               The Seller is the sole legal and beneficial owner of the quota of the Company, free and clear from any Encumbrances (as defined below), representing 1oo% (one hundred per cent) of its capital (the “Quota”).

(C)                               The Purchaser belongs to Aqua Global Engineering Group and is active in the sector of water and wastewater treatment.

(D)                               During the period from October 2nd, 2017 to the Signing Date, the Purchaser, with its advisors, performed a satisfactory legal, business, tax, financial and accounting investigation of the Company through a review of the documents and other information on the Company contained in the Virtual Data Room (as defined below) and listed in the Data Room Index (as defined below) attached hereto as Annex D (all activities sub this Whereas (D), collectively, the “Due Diligence”). All the above documents and information are referred to in this Agreement as the “Information”.

(E)                                On March 29, 2018, the Seller sold to Fantoni S.r.l. a limited liability company (società a responsabilità limitata), duly incorporated and existing under Italian Law, with registered office in Voghera, Pavia (Italy), Via Fratelli Rosselli no. 57, with corporate capital of Euro 20,000.00 (twenty thousand/00) fully paid-in, tax code and registration number at the Companies’ Register of Pavia: 02539570180, the real estate asset located in Casteggio (Pavia), Via Torino no. 114 (the “Real Estate Asset”).

(F)                                 The Purchaser, on one side, and the Seller, on the other side, have resolved to enter into this agreement to set forth the terms and conditions at which the Seller will sell, and the Purchaser will purchase, the Quota (the “Agreement”).

1.                                      RELEVANCE OF PREMISES AND OF ANNEXES. INTERPRETATION

1.1                               The Whereas and the Annexes of this Agreement, the latter signed by the Parties for identification, constitute an integral and essential part of this Agreement.

1.2                               The index, table of contents and headings of single Articles and/or Paragraphs and/or Annexes have been included with the sole aim of facilitating the reading and, therefore, shall not affect the interpretation and construction of this Agreement.

1.3                               Except where the context requires otherwise, references contained within Whereas, Articles, Paragraphs, Annexes shall be understood as references to whereas, articles, paragraphs, annexes of this Agreement, unless otherwise specified.

1.4                               Any reference contained in this Agreement with a determinate gender (masculine or feminine) will include, generally, all genders; likewise, the meaning attributed to a singular term will be understood as a reference to the same term even if expressed in the plural.

1.5                               If a maturity provided for in this Agreement falls on any day other than a Business Day (as defined below), such expiration shall be automatically delayed until the next immediately subsequent Business Day.

1.6                               In this Agreement unless otherwise specified, reference to:

(a)                      a document in the “agreed terms” is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of each party;

(b)                      “include”, “includes” and “including” shall mean including without limitation;

(c)                       “writing” includes any methods of representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form;

(d)                      all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined therein;

(e)                       references to amounts of currency are references to Euro unless otherwise indicated; and

(f)                        the time of day is reference to time in Milan, Italy.

2.                                      DEFINITIONS

2.1                               Except where the context requires otherwise, the following capitalized terms shall have the meaning ascribed to them below:

“2017 Accounts”: means the Accounts for the period ending as of 30 September 2017, prepared pursuant to the Accounting Principles, to be duly audited and approved by the Company’s ordinary shareholders’ meeting.

“Accounts”: means the balance sheet and profit and loss account of the Company, together with the director’s reports (“Relazione sulla Gestione” and “Nota Integrativa”) and the statutory auditor’s report (“Relazione del Collegio Sindacale”), duly prepared pursuant to the Accounting Principles and duly approved by the Company’s shareholders’ meeting.

“Accounting Principles”: means the accounting principles issued by the “Consiglio Nazionale dei Dottori Commercialisti e degli Esperti Contabili” and the “Organismo Italiano di Contabilità”, as applied by the Company in the preparation of its financial statements as at 30 September 2017.

“Agreement”: has the meaning set forth in Whereas (F).

“Applicable Law”: means the Italian Law.

“Authorizations”: has the meaning set forth under Paragraph 7.1(o).

“Basket”: has the meaning set forth under Paragraph 8.4(a)(ii).

“Business Day”: means a day, other than a Saturday or a Sunday, in which banks are generally open to the public for ordinary transactions in Milan.

“Civil Code” or “c.c.”: means the Italian Civil Code enacted by means of Royal Decree No. 262 of 16 March 1942, as amended.

“Closing”: means the execution and exchange of all documents and the performance and consummation of all obligations, respectively required to be executed, exchanged, performed and consummated on the Closing Date pursuant to Article 6 of this Agreement.

“Closing Date”: means 9 April 2018, or the different date agreed in good faith between the Parties.

“Company”: has the meaning set forth in Whereas (A).

“Data Room Index”: means the document attached as Annex (D) to this Agreement, listing the documents and other information contained in the Virtual Data Room.

“De-Minimis Threshold”: has the meaning set forth under Paragraph 8.4(a)(i).

“Distribution Agreement”: has the meaning set forth under Paragraph 6.2(d).

“Due Diligence”: has the meaning set forth in Whereas (D).

“Employees” has the meaning set forth under Paragraph 7.1(m)(i).

“Encumbrance” means any security interest, lien, pledge, mortgage, adverse claim, charge or other encumbrance of any kind, including any written or oral agreement, option, commitment or other third party right, which impairs the relevant Person’s right, title or interest in the asset subject thereto.

“Environmental Laws”: means laws and regulations, orders, directives and decisions rendered by any competent authority, relating to pollution or protection of the environment, including emissions, discharges, releases or threatened releases of polluting substances into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of the pollutants, contaminants or hazardous or toxic materials or wastes.

“Euro”: means the currency of the Republic of Italy that, at the time of this Agreement, constitutes legal tender for the payment of public and private debts therein or, if at any time of this Agreement the Euro ceases to be the currency of the Republic of Italy, the different currency which will constitute legal tender for the payment of public and private debts therein at that time.

“Governmental Authority” means any government, governmental entity, regulatory authority, department, commission, board, agency or instrumentality (including antitrust authorities), any recognized stock exchange and any court, arbitrator, tribunal, whether foreign or domestic.

“Information”: has the meaning set forth in Whereas (D).

“Interim Period” means the period between the Signing Date and the Closing Date.

“Loss” or “Losses”: has the meaning set forth under Paragraph 8.2(a).

“Management Accounts”: has the meaning set forth under Paragraph 7.1(g).

“Material Contracts” means the active contracts entered into by the Company with customers, listed under Annex 7.1(j)(i).

“Notarial Deed”: means the quota sale and purchase agreement in a form substantially corresponding to Annex 2.1(a) attached hereto, which the Seller and the Purchaser shall execute on the Closing Date before the Notary Public, as provided by article 2470 of the Civil Code and Article 6 below, containing also the declaration of the entire payment by the Purchaser of the Purchase Price.

“Notary Public”: means Mr. Carlo Cavagna, Notary in Voghera (Pavia).

“Other Claims”: have the meaning set forth under Paragraph 8.6(a).

“Overall Cap”: has the meaning set forth under Paragraph 8.4(a)(iii).

“Party” or “Parties”: have the meaning set forth in the Epigraph.

“Person” means any person, individual, corporation, company, partnership, firm, association, trust, joint venture, unincorporated organization, Governmental Authority or other entity.

“Purchase Price”: has the meaning set forth under Paragraph 4.1(a).

“Purchaser”: has the meaning set forth in the Epigraph.

“Purchaser’s Representations and Warranties”: has the meaning set forth under Paragraph 7.3.

“Quota”: has the meaning set forth in Whereas (B).

“Real Estate Asset”: has the meaning set forth in Whereas (E).

“Related Parties”: has the meaning set forth in Annex 1 of the Regulations containing provisions relating to transactions with related parties (adopted by Consob with Resolution no. 17221 of 12 March 2010, as amended).

“Response”: has the meaning set forth under Paragraph 8.6(f).

“Rules”: has the meaning set forth under Paragraph 14.2(a).

“Seller”: has the meaning set forth in the Epigraph.

“Seller’s Account”: has the meaning set forth under Paragraph 4.1(c).

“Seller’s Representations and Warranties”: has the meaning set forth under Paragraph 7.1.

“Signing Date”: means the date of execution of this Agreement.

“Tax” or “Taxation”: means all forms of taxation and statutory, governmental, supra-governmental, state, principal, local governmental or municipal impositions, duties, contributions and levies, including income taxes, VAT, social security contributions, withholding taxes, registration, mortgage and cadastral taxes, stamp duties local and municipal taxes, customs and contributions, deferred taxes, collecting agents’ surcharges in each case whether of the Republic of Italy or elsewhere, and all penalties, charges, sanctions, costs and interest relating thereto.

“Tax Authority”: means any taxing or other authority (anywhere in the world) competent to impose any liability to assess or collect Tax.

“Third Party Claim”: has the meaning set forth under Paragraph 8.6(a).

“VAT”: means value added tax.

“Virtual Data Room”: means the electronic and virtual data room managed by Onehub, accessible through the website https://ws.onehub.com/workspaces/1136676/signin, after having entered specific personal passwords and in compliance with the rules set forth by the Company, containing all the documents made available from the Company and its consultants and necessary for the fulfillment of the due diligence activity by the Purchaser and its consultants.

3.                                      SALE AND PURCHASE OF THE QUOTA

3.1                               Sale and Purchase

Upon the terms and subject to the conditions set forth in this Agreement, the Seller, as legal and beneficial owner and with full title guarantee, sells and transfers to the Purchaser, and the Purchaser purchases and acquires from the Seller, the Quota, with effect from the Closing Date, free and clear from any Encumbrance together with all accrued benefits and rights attached thereto.

3.2                               Transfer of the Title

(a)                      Upon the occurrence of the Closing, the Purchaser will acquire title to the Quota, full, exclusive, free and clear of any Encumbrance, as of the Closing Date.

(b)                      The Quota shall be transferred to the Purchaser together with all rights and entitlements relating thereto, including the economic benefit (“godimento regolare”) as of the Closing Date, so that all the profits matured by the Quota after the Closing Date shall be due to the Purchaser.

4.                                      PURCHASE PRICE AND ACTIVITIES BEFORE CLOSING

4.1                               Purchase Price

(a)                      The Parties have determined and agreed the purchase price to be paid by the Purchaser to the Seller for the sale and purchase of the Quota in the fixed comprehensive amount of Euro 350,000.00 (three hundred fifty thousand/00) (the “Purchase Price”).

(b)                      The Purchase Price shall be subject only to the earn out set forth under Article 5 below.

(c)                       60% (sixty per cent) of the Purchase Price, equal to Euro 210,000.00 (two hundred ten thousand/00) shall be paid by the Purchaser to the Seller on the Signing Date, while the remaining 40% (forty per cent) of the Purchase Price, equal to Euro 140,000.00 (one hundred forty thousand/00) shall be paid by the Purchaser to the Seller on the Closing Date, by irrevocable wire transfer, with immediately available funds and with value as of the Closing Date to the bank account communicated by the Seller to the Purchaser at least 5 (five) Business Days before the Closing Date (the “Seller’s Account”).

(d)                      Upon confirmation by the Seller’ banks that each instalment of the Purchase Price has been received on the Seller’s Account, the Seller hereby acknowledges receipt of such amount and grants full discharge to the Purchaser in connection therewith.

4.2                               Activities and undertakings before Closing

Prior to the Closing Date, the following action shall be deemed agreed by the Parties and may be taken and accomplished by the Company and/or by the Seller. The Seller shall keep the Purchaser duly informed of the accomplishment of the distribution and payment of reserves for an amount equal to Euro 575.000,00 (five hundred seventy-five thousand/00).

4.3                               Interim Period

During the Interim Period, the Seller shall cause the Company to be managed in accordance with its ordinary course of business, in accordance with Applicable Law and with past practice, so as to ensure that no act or event depending on the Company shall occur during such Interim Period which would be reasonably expected to result in a breach of the provisions of this Agreement upon their occurring prior to Closing, without prejudice and save for any transaction to be entered into or any action to be carried out pursuant to this Agreement.

Unless a prior written consent is given to the Seller by the Purchaser, which consent shall not be unreasonably withheld, save for any transaction to be entered into or any action to be carried out pursuant to this Agreement, without prejudice to any different provision under this Agreement, the Seller shall procure that:

(a)                      the Company does not issue any shares, warrants, convertible or exchangeable bonds, financial instruments or other securities or any rights relating thereto or otherwise approve or make any change in its capital structure;

(b)                      no dividends or reserves will be declared or paid by the Company, except for an amount equal to Euro 575.000,00 (five hundred seventy-five thousand/00), pursuant to Paragraph 4.2 above;

(c)                       except for the possible extension of the current temporary lease agreement, the Company does not sell, transfer, pledge, mortgage, lease or otherwise dispose of any assets or properties (other than inventory, products and systems sold to customers in the ordinary course of business);

(d)                      the Company does not hire any personnel, with the exception of the hiring of personnel (a) whose hiring is in progress as of the date of this Agreement or (b) required to replace terminated employees;

(e)                       the Company does not amend the employment agreements, collective bargaining agreements or other collective labour agreements or conventions applicable to the Company’s employees’, increase the compensation payable to the employees and the directors of the Company or grant any of them additional personal benefits, bonuses or indemnities, other than increases or benefits, bonuses or indemnities mandated by Applicable Law or by collective bargaining agreements;

(f)                        the Company does not merge, demerge or consolidate with other companies and do not amend in any way whatsoever the by-laws;

(g)                       the Company does not enter into any loan or other form of financing or financial facility and/or incur, assume or modify the existing indebtedness of the Company ;

(h)                      the Company does not carry out or implement any material change in the treasury management and/or contractual payment terms to suppliers and/or by customers (including by applying discounts not in the ordinary course of business), except for any change which is more favourable to the Company;

(i)                          the Company does not enter into factoring agreements and/or financial leases agreements;

(j)                         the Company does not enter into any legally binding commitment with respect to any of the foregoing.

5.                                      EARN OUT

5.1                               The Purchaser hereby undertakes to pay to the Seller:

(i)                          75% (seventy-five per cent) of any benefit for the Company arising from the former between the collection/recover or the offsetting pursuant to the Applicable Law (such as, for mere exemplification purposes, VAT, income taxes, social contributions, local property taxes, withholding taxes, etc.) of the Tax receivable concerning the VAT credit for the year 2014, equal to Euro 175,000.00, indicated in the 2015 VAT and resulting from previous Tax periods but not indicated in the VAT yearly return for 2014;

(ii)                       75% (seventy-five per cent) of any benefit for the Company arising from the former between the collection/recover or the offsetting pursuant to the Applicable Law (such as, for mere exemplification purposes, VAT, income taxes, social contributions, local property taxes, withholding taxes, etc.) of the Tax receivable concerning the VAT credit from companies in insolvency proceedings (Coopcostruttori, Calabrese Engineering and Edilprof S.r.l.), equal to Euro 99,226.75;

(iii)                    50% (fifty per cent) of any benefit for the Company arising from the current tax losses carried forward, equal to the 24% (twenty-four per cent) of Euro 12,343,687.00 (Euro 5,498,268.00 for financial year 2014, Euro 5,136,341.00 for financial year 2015 and Euro 1,709,078.00 for financial year 2016), plus 24% (twenty-four per cent) of the tax losses carried forward for financial year 2017, to be determined with the financial year 2017 tax returns.

5.2                               For the purposes of the above, until the Tax period following the one in which any Tax item which could give rise to the earn out under Paragraph 5.1 shall be extinguished, the Purchaser shall cause the board of directors of the Company to duly approve the Accounts and provide the Seller with (i) copy of any Tax return for IRES purposes (so called, currently, “Modello Redditi”) duly filed for each Tax period with the Tax Authority; (ii) the receipt of filing of any Tax return for IRES purposes (so called, currently, “Modello Redditi”) duly filed for each Tax period with the Tax Authority; (iii) copy of any VAT return (so called, currently, “Modello IVA”) duly filed for each Tax period with the Tax Authority; (iv) the receipt of filing of any VAT return (so called, currently, “Modello IVA”) duly filed for each Tax period with the Tax Authority; (v) any credit note issued for receivables existing at the Closing Date in relation to the companies in insolvency proceedings; (vi) any document evidencing the collection or the offsetting as per Paragraphs 5.1(i) and 5.1(ii); and (vii) its calculation of any payments due under Paragraph 5.1, within 20 (twenty) Business Days from the filing of the relevant Tax/VAT return and/or of any other relevant document with the Tax Authority or from the issue/receiving of the document from which the benefits under Paragraph 5.1(ii) arise. The Purchaser also agrees to provide the Seller and, upon request of the latter, Seller’s external accountants with reasonable access to the accounting records for all such Tax periods as requested upon reasonable prior notice.

5.3                               For a period of 5 (five) years after the Closing Date, the Purchaser shall procure that: (i) the Quota shall not be transferred to third parties; (ii) the Company’s business will remain held in a separate legal entity. Moreover, the Purchaser undertakes to procure that the Company:

(a)                      does not and shall not transfer to third parties all (or substantial part) of its business (“azienda”);

(b)                      does not and shall not resolve its winding-up, liquidation or dissolution, except for any liquidation or dissolution of the Company pursuant to Sections 2482-bis and 2482-ter Civil Code;

(c)                       does not and shall not enter into any agreement or transaction that may adversely affect or modify the Company’s credit-worthiness and the corporate purpose, both from a substantial and formal standpoint;

(d)                      does not and shall not enter into any agreement or transaction that may adversely affect the potential use of the items which could give rise to the earn out, such as for mere exemplification purposes and without being exhaustive mergers, de-mergers, spin-offs, contribution of going concerns, transformations;

(e)                       properly, duly and timely complies and shall continue to comply with any obligation due pursuant to applicable Tax laws;

(f)                        does not and shall not qualify as “società non operativa” pursuant to Article 30 of Law no. 724/1994 and/or as “società in perdita sistematica” pursuant to Article 2 of Law Decree no. 138/2011.

5.4                               Any payment due by the Purchaser to the Seller, which shall be made in immediately available funds by wire transfer to the bank account designated by the Seller at least 5 (five) Business Days in advance of the due payment date, shall be due (i) under Paragraphs 5.1(i) and 5.1(ii), within 15 (fifteen) Business Days from the acknowledgement of the debenture deriving from the relevant credit collected/recovered and/or offset by the Company; and (ii) under Paragraph 5.1(iii), within 60 (sixty)  days from the approval of the relevant Accounts.

5.5                               Any payment due by the Purchaser to the Seller under this Article shall be treated for all purposes, to the extent admissible under Applicable Law, as an earn out on the Purchase Price.

6.                                      CLOSING

6.1                               Closing Date

The Closing shall take place on the Closing Date at the offices of the Notary Public.

6.2                               Actions and Deliveries at Closing

In addition to any other action to be taken and any other instrument to be executed and/or delivered pursuant to this Agreement, on or before the Closing Date:

(a)                                the Parties shall:

(i)                           accomplish all the formalities for the transfer of the Quota from the Seller to the Purchaser by entering into the Notarial Deed before the Notary Public, it being understood that such Notarial Deed shall not novate in any manner whatsoever the provisions of this Agreement;

(ii)                        subject to the terms of this Agreement, sign and deliver, or shall cause to be signed and delivered, all such documents and instruments, and shall take all such actions as may be necessary or advisable to complete and perfect the Closing and to effect the transactions contemplated in this Agreement;

(b)                      the Purchaser shall:

(i)                           pay to the Seller the second instalment of the Purchase Price, pursuant to Article 4 above;

(ii)                       hold a shareholders’ meeting of the Company: (1) acknowledging the resignation of the directors and the statutory auditor from their office with effect from the Closing Date, and ratify all actions carried out by such directors and statutory auditor (pursuant to Annex 6.2(b)(ii)), and approve the appointment with effect on the Closing Date of the new directors and statutory auditor (if required by Applicable Law) of the Company; and (2) changing the name of the Company into “Giotto Service S.r.l.”;

(iii)                    the Purchaser shall pay or cause to be paid to the appropriate entities or Persons and in the appropriate manner, any registration Tax on the transfer of the Quota and the execution of the Notarial Deed;

(c)                       the Seller shall cause, also pursuant to article 1381 of the Civil Code, all the directors and the statutory auditor of the Company to resign from their office — waiving any claim against the Company in respect of the termination of their office (without prejudice to the right to compensation pro rata temporis matured and not yet paid up to the Closing Date) — with effect from the Closing Date, by executing the resignation letters in a form substantially corresponding to Annex 6.2(c) hereto and deliver to the Purchaser such resignation letters;

(d)                      as a condition precedent to the Closing, the Parties shall cause the Company and Evoqua Water Technologies Ltd. to enter into a distribution agreement for membrane — MBR, with a content agreed in good faith between the Parties (the “Distribution Agreement”).

6.3                                        Closing Considered as a Single Transaction

All actions and transactions constituting the Closing shall be regarded as a single transaction so that, at the option of the Party who is interested in the carrying out of an action or transaction, no action or transaction shall be deemed to have taken place if and unless all other actions and transactions shall have taken place as provided in this Agreement.

7.                                               REPRESENTATIONS AND WARRANTIES

7.1                                        The Seller represents and warrants to the Purchaser, as follows (the “Seller’s Representations and Warranties”) as at the Signing Date and as at the Closing Date, in the latter case by reference to facts and circumstances subsisting on the Closing Date and, for this purpose, the Seller’s Representations and Warranties shall be deemed to be repeated on the Closing Date as if any express or implied reference in the same to the date of this Agreement was replaced by a reference to such date. The Seller’s Representations and Warranties are autonomous and independent obligations of the Seller for all legal purposes and they are not subjected, among others, to the provisions set forth in Sections 1490, 1491, 1495 and 1497 Civil Code (it being understood that such provisions will not apply to this Agreement).

(a)                       Incorporation and Existence of the Company

The Company has been duly incorporated, is validly existing and in good standing in conformity with Applicable Law.

(b)                       Authorization and No Conflict

The entering into, the execution and the performance of the transactions contemplated in this Agreement by the Seller: (i) has been duly resolved upon by the Seller’s competent bodies; (ii) does not require any prior consent, authorization, action or approval from any Governmental Authority; and (iii) does not violate the by-laws or other constitutional documents of the Seller or of the Company or any order or judgment issued by a court or other competent authority on the Seller or on the Company.

(c)                        Proper Execution

This Agreement has been duly entered into by the Seller and constitutes a legal, valid and binding obligation of the Seller.

(d)                       Corporate Capital

As of the Closing Date, the authorized corporate capital of the Company is equal to Euro 100,000.00 (one hundred thousand/00), it is fully subscribed and fully paid-in and is represented by the Quota, which has a comprehensive par value equal to Euro 100,000.00 (one hundred thousand/00).

(e)                        The Quota

(i)                            The Seller is the only legal and beneficial owner of the Quota.

(ii)                         The Quota is fully paid-in and constitute 100 (one hundred) per cent of the outstanding corporate capital of the Company.

(iii)                      There is no Encumbrance in relation to the Quota. No Person has claimed to be entitled to an Encumbrance in relation to the Quota and the Company is not under any obligation (whether actual or contingent) to sell, charge or otherwise dispose of the Quota or any interest therein to any Person.

(iv)                     The Seller has full right, power and authority to sell, assign, transfer and deliver the Quota in accordance with the terms of this Agreement.

(v)                        Upon the occurrence of such sale and delivery, pursuant to Paragraphs 3.1 and 3.2 of this Agreement, the Purchaser will become the sole owner with full title property of the Quota free and clear from any Encumbrance.

(f)                         Insolvency

The Company is not insolvent or subject to receivership or any proceeding in relation to insolvency in the jurisdiction of its incorporation.

(g)                        Accounts

The 2017 Accounts have been drafted in accordance with the Applicable Law and the Accounting Principles, have been duly approved by the quotaholders’ meeting of the Company on January 30, 2018 and give a fair view of the assets and liabilities, as well as of the profits and losses accounts.

The management accounts at March 31st, 2018 prepared by the Seller and attached hereto as Annex 7.1(g) (the “Management Accounts”) give a fair view of the assets and liabilities of the Company.

The Company has no liabilities, whether accrued or contingent, except for those liabilities and obligations that are reflected in the Management Accounts or in or duly reserved against the 2017 Accounts in compliance with the Accounting Principles.

(h)                       Ordinary Course of Business

Except as otherwise stated in this Agreement or indicated in the Management Accounts, from October 1st, 2017 until the Signing Date and until the Closing Date, the Company has been and shall be properly managed on an arm’s length basis and in a manner consistent with past practice, without taking any action outside the ordinary course of business and there are no liabilities deriving from events which fall outside the ordinary course of business.

(i)                           Taxes

(i)                           All returns, information and reports required to be filed by the Company with any Tax Authority prior to the date of this Agreement have been duly filled in, completed and filed and all Taxes which are due and payable prior to the date of this Agreement have been paid.

(ii)                        Except as stated in Annex 7.1(i)(ii), the Company has not received any notice from a Tax Authority of a Tax audit or examination, is not party to any action or proceedings by any Tax Authority for assessment or collection of any Taxes, has not had a claim for assessment or collection of Taxes asserted against it, or has not executed any waiver of any statute of limitations.

(j)                          Contracts

(i)                           The Material Contracts (including their general terms and conditions), listed under Annex 7.1(j)(i) are valid, binding and enforceable by the Company in accordance with their terms.

(ii)                        The Company is not in material breach or material default under any Material Contract and no notice of alleged default has been received under any such Material Contract.

(k)                       Guarantees

Except as stated in Annex 7.1(k), there are no bank/performance guarantees in force at the Closing Date in favour or in the interest of the Company or third parties.

(l)                           Tangible Property Assets

The Company has good and marketable title to the tangible assets owned or leased, as the case may be, and such title is not subject to any Encumbrance.

(m)                   Labour

(i)                           The Company has satisfied in all material respects its obligations towards all the employees (irrespectively of the type of subordinate employment contract executed) of the Company (collectively, the “Employees”; a complete list of all Employees, outlining their dates of birth, dates of appointment, notice period, place of employment, function (whether full time or part time), remuneration, fringe benefits, bonuses or other profit sharing related payments and other special arrangements, is under Annex 7.1(m)(i)), from a fiscal, retributive, social security contribution and insurance aspect.

(ii)                        Regarding terminations of the employment relationships, the Company has respected all provisions of the applicable laws, regulations and individual and collective bargaining agreements, as well as duly paid to them all severance payments. There are no claims — written or oral — brought forward by employees who have terminated their relationship with the Company.

(iii)                     There are currently no claims or proceedings, whether actually pending or threatened in writing against the Company, which relate to any of the Employees of the Company as well as proceeding brought forward by labour offices, INAIL, INPS, etc..

(n)                       Litigation

Except as otherwise indicated in Annex 7.1(n) attached hereto, the Company is not party to any claim, demand, legal action, plea, petition, suit or proceeding, pending or threatened in writing, whether brought by or against the Company, and whether before the ordinary courts or before administrative or other courts or arbitrators.

(o)                       Permits and authorizations

The Company owns the permits and authorizations which allows the Company to conduct its business as it is at the Signing Date (the “Authorizations”) and such Authorizations have not been suspended, cancelled, revoked, or non-renewed for any reason whatsoever nor the Company has received any written notification by any Authority revoking or rejecting the renewal of, or alleging the violation or threatening the suspension or revocation of, any Authorization.

(p)                       Property

(i)                            No Real Estate Property

The Company does not own any real estate property.

(ii)                         Lease Agreements

The temporary lease agreement, as per Annex 7.1(p)(ii), entered into by the Company is validly entered into and binding for the parties thereto and has been entered into at arm’s length and in their ordinary course of business.

All rents due by the Company under the temporary lease agreement have been paid and the Company is not in default under the temporary lease agreement and there are no circumstances likely to give rise to any such default. No other such lease agreements exists.

(q)                       No Brokers

The Seller has not incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with the transactions contemplated in this Agreement, the payment of which could be validly claimed from the Purchaser.

(r)                          Environmental Laws

(i)                         To the knowledge of the Seller, the Company has complied in all material respects with, and is not in material default under or in material violation of any, Environmental Laws. With this respect, the level of asbestos on the roof of the building where the Company is located is monitored on a regular basis, as per the test report attached as Annex 7.1(r). The Seller shall remain responsible for any Loss pursuant to Article 8 in connection with any matter disclosed in Annex 7.1(r), which will therefore not have the effect to qualify the relevant Seller’s Representations and Warranties or cure any breach thereof or negatively affect any claim for indemnification of Losses that may be incurred after the Closing Date by the Company in relation thereto.

(ii)                      There are no claims, proceedings or measures pending, threatened in writing, against the Company for alleged violation of the above Environmental Laws.

(iii)                   The Seller shall remain responsible for any Loss pursuant to Article 8 in connection with any claim, proceedings or measures for breach of Environmental Laws, which may be asserted against the Company after the Closing Date by the purchaser of the Real Estate Asset.

(s)                         Product liability

Except as otherwise described in Annex 7.1(s), to the knowledge of the Seller, there are no pending claims, threatened in writing, raised against the Company in connection with defective and/or not complying products or services (including, but not limited to, claims for damages caused to any Person or object as a consequence of the authorized and proper use of the products) involving a potential liability for the Company.

To the knowledge of the Seller, no enquiry, review or investigation is currently carried out against the Company by any competent Governmental Authority in connection with the products and/or services sold or provided by the Company until the Signing Date.

7.2                                        Except for the Seller’s Representations and Warranties, the Seller makes no other express or implied representation or warranty to the Purchaser with respect to the Quota, the Company, its business or any other element relating to this Agreement.

7.3                                        REPRESENTATIONS AND WARRANTIES BY THE PURCHASER

The Purchaser represents and warrants to the Seller as follows (the “Purchaser’s Representations and Warranties”) as at the Signing Date and as at the Closing Date, in the latter case by reference to facts and circumstances subsisting on the Closing Date and, for this purpose, the Purchaser’s Representations and Warranties shall be deemed to be repeated on the Closing Date as if any express or implied reference in the same to the date of this Agreement was replaced by a reference to such date.

(a)                       Incorporation and Authority of the Purchaser; No Conflict

(i)                         The Purchaser is a company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of incorporation. The Purchaser has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations under this Agreement and to consummate the transactions contemplated in this Agreement.

(ii)                      The execution and delivery by the Purchaser of this Agreement, the performance of its obligations under this Agreement and the consummation of the transactions contemplated in this Agreement, have been duly authorized by all requisite corporate actions on the part of the Purchaser.

(iii)                   This Agreement has been duly executed by the Purchaser and (assuming due authorization, execution and delivery by the Seller) constitutes the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms.

(iv)                  The entering into, the execution and performance of this Agreement by the Purchaser (i) do not require any prior consent, authorization, action or approval from any Governmental Authority; and (ii) do not violate the by-laws of the Purchaser or any order or judgment issued by a court or other competent authority which is binding on the Purchaser.

(b)                       Absence of Litigation

There are no actions pending or, to the best knowledge of the Purchaser, threatened in writing, against the Purchaser, and the Purchaser is not subject to any order, writ, judgment, injunction, decree, determination or award or threatened litigation by any third party, that would prevent the Purchaser from carrying out the transactions contemplated in this Agreement.

(c)                        No Brokers

The Purchaser has not incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with the transactions contemplated in this Agreement, the payment of which could be validly claimed from the Seller.

(d)                       No Other Representations and Warranties

The Purchaser makes to the Seller only the Purchaser’s Representations and Warranties set out in this Paragraph 7.3.

8.                                          INDEMNIFICATION

8.1                                        Time Limitation

(a)                       No claim may be made against the Seller for a breach of any of the Seller’s Representations and Warranties unless written notice of that claim has been received by the Seller in accordance with Paragraph 8.6, within 18 (eighteen) months from the Closing Date and, with specific and exclusive reference to the Taxes due by the Seller with reference to the sale of the Quota and the sale of the Real Estate Asset, within 24 (twenty-four) months from the Closing Date.

(b)                       For the sake of clarity the Parties agree that the provisions set forth under article 1495 of the Civil Code do not apply and that the indemnity obligations are hereby undertaken by the Seller on an independent and autonomous basis.

8.2                                        Indemnification by the Seller

(a)                       The Seller shall indemnify and hold harmless the Purchaser from and against any damage or loss, net of the Tax effect calculated in relation to the deductibility of the related cost/expense at level of the suffering entity, that the Purchaser and/or the Company (without duplication) have suffered as consequence of a breach of any of the Seller’s Representations and Warranties, even if the Loss arose after Closing for events or circumstances occurred prior to Closing (the “Loss” or, as the case may be, the “Losses”). In no event will the Seller be liable to the Purchaser for incidental, indirect, special or consequential damages, such as losses of revenues or profits.

(b)                       No claim may be made against the Seller for a breach of any of the Seller’s Representations and Warranties, unless written notice of such claim or action is received by the Seller in accordance with Paragraph 8.6, prior to the end of the limitation periods set forth under Paragraph 8.1; any notice received by the Seller on any day thereafter will be deemed to be time-barred and irrelevant, independent of whether the claim should turn out to be essential and justified.

(c)                        Any indemnification due by the Seller pursuant to this Agreement shall be made directly to the Purchaser, unless the same gives written instructions to the Seller to make the payment directly to the Company.

(d)                       Subject to the conduct of claim procedure under Paragraph 8.6 and to Paragraph 8.2(e), any indemnification for any Loss by the Seller shall become due and payable only:

(i)                          in case of a Third Party Claim (as defined in Paragraph 8.6(a) below) if the relevant third party (including public authority) claim has been paid by the Purchaser or the Company pursuant to: (a) any assessment, injunction or payment order, even if not yet definitive, issued or granted by any Governmental Authority against the Company or the Purchaser (b) an enforceable judicial judgment (sentenza esecutiva), or (c) a payment request by the Tax authorities (e.g. avviso di accertamento esecutivo or cartella esattoriale) against the Company in relation to Tax matters (provided that, if the claim is subject to any further appeal or opposition and such appeal or opposition reduces or eliminates the liability of the Company or the Purchaser, any excess amount initially indemnified by the Seller shall be forthwith returned to the same), or (d) upon a final and binding arbitral award, or (e) upon any final settlement of the claim; or

(ii)                            in case of the Other Claims (as defined in Paragraphs 8.6(a) below), when the Company or the Purchaser actually incurs the relevant Loss.

(e)                        Any indemnity payable by the Seller to the Purchaser under this Article 8 shall be payable to the Purchaser (in the forms set out in Paragraph and 8.6(f)(i)(A) below) on the date when the Losses become due and payable as set forth in Paragraph 8.2(d) above.

(f)                         No Duplication

There shall be no duplication of the indemnification pursuant to this Paragraph 8.2 in favour of the Purchaser and/or the Company; the Purchaser and/or the Company shall not be entitled to recover damages or otherwise obtain payment, reimbursement or restitution more than once in respect of the same event or circumstance. In this respect, it is also agreed that under no circumstances may the Purchaser claim that the same event or circumstance consists of a breach to more than one of the Seller’s Representations and Warranties nor may the Purchaser claim damages for any Loss with respect to the breach of more than one of the Seller’s Representations and Warranties with respect to the same event or circumstance.

8.3                                        Indemnification by the Purchaser

The Purchaser shall indemnify and hold harmless the Seller from and against any direct and actual Loss or damage that the Seller has suffered as a direct consequence (conseguenza immediata e diretta) of a breach of any of the Purchaser’s Representations and Warranties.

8.4                                        Limitations on Indemnification

(a)                       The Parties agree that, notwithstanding anything to the contrary in this Agreement:

(i)                          the Seller shall not be liable for any Loss where such Loss results from any individual claim which is equal to or less than Euro 10,000.00 (ten thousand) (the “De-Minimis Threshold”);

(ii)                       the Seller shall not be liable for any Loss unless and until the aggregate amount of all Losses exceeds Euro 30.000,00 (thirty thousand) (the “Basket”); provided, however, that: (1) once such Basket is exceeded, the Seller will be liable only for the amount exceeding such Basket; (2) any Loss which results higher than the De-Minimis Threshold but lower than the Basket shall be considered for the purpose of eroding the Basket; and (3) in no event shall any Loss under the De-Minimis Threshold be considered for the purpose of eroding the Basket; and

(iii)                    the maximum aggregate liability of the Seller for any Loss under this Agreement shall not exceed the aggregate maximum amount equal 100% (one hundred per cent) of the Purchase Price (the “Overall Cap”).

(b)                       No claim may be made against the Seller to the extent that the fact, circumstance or event giving rise to the claim is a fact, circumstance or event which is disclosed or expressly referred to in the Due Diligence and the Information.

(c)                        Payments by the Seller pursuant to Paragraph 8.2 shall be limited to the amount of any Losses that remains after deducting:

(i)                           the amount of any insurance proceeds that the Purchaser and/or the Company recover from insurers under any policy of insurance as a result of the Losses or the subject matter of the claim. Such amount shall be calculated net of the theoretical tax burden (“onere fiscale teorico”); and

(ii)                        any indemnity, contribution or other similar payment actually recovered by the Purchaser and/or the Company from any third party as a result of the Losses or the subject matter of the claim. Such amount shall be calculated net of the relevant theoretical tax burden (“onere fiscale teorico”).

(d)                       No claim may be made against the Seller to the extent that such claim arises from:

(i)                           any increase in the rates of Tax or any change in law or practice or any withdrawal of any extra-statutory concession by a Tax Authority or any change in accountancy practice or principles, being an increase, withdrawal or change made, in any such case, after the Closing Date;

(ii)                        any changes after the Closing Date in the principles, bases, methods or policies of accounting of the Company; and

(iii)                     a change in law occurring after the Closing Date to the extent such change in law operates with retroactive effect.

8.5                                        Recovery from Third Parties

Where the Purchaser and/or the Company are at any time entitled to recover from third parties any sum in respect of any Loss, the Purchaser shall, and shall procure that the Company shall, take all necessary steps to enforce such recovery prior to taking action against the Seller, without prejudice for the right of the Purchaser to send to the Seller the relevant notice of claim. If the Purchaser and/or the Company recover any amount from third parties, the amount of the claim against the Seller shall be reduced by the amount recovered.

8.6                                        Conduct of Claims

(a)                       When the Purchaser receives notice of any claim made by third parties against the Company which is the basis for a claim for indemnification (a “Third Party Claim”) or where the Purchaser has any other claim for indemnification other than a Third Party Claim which is the basis for a claim for indemnification (the “Other Claims”), the Purchaser shall give written notice to the Seller. Such notice shall contain in reasonable detail: (i) a description of the facts and the nature of the claim; (ii) a description of the grounds on which the Purchaser considers that the facts give rise to liability for Losses by the Seller under this Agreement; (iii) the amount claimed, if known at that time; and (v) any relevant background documentation relating to the claim in the possession of the Purchaser or the Company.

(b)                       The notice of Third Party Claims and the notice of Other Claims shall be given no later than 30 (thirty) Business Days after the Purchaser became aware thereof. Any notice received by the Seller on any day thereafter will be deemed to be time-barred and may not cause any liability by the Seller, independent of whether the claim should turn out to be essential and justified.

(c)                        The Purchaser shall, and shall procure that the Company shall, take any action concerning Third Party Claims and give all the relevant information to the Seller and its consultants.

(d)                       The Seller shall have the right to participate, and, to the maximum extent permitted by Applicable Law, join, at its costs, by attorneys or consultants of its choosing, in the defence of any claim, action, suit or proceeding asserted or initiated against the Purchaser and/or the Company constituting the subject matter of a notice to the Seller of the kind referred to under Paragraph 8.6(a) above.

(e)                        The Purchaser shall not, and shall procure that the Company shall not, make any admission of liability, agreement, settlement or compromise with any third party in relation to any claim without the prior written consent of the Seller; provided, however, that if a firm offer to settle is made to the Company or to the Purchaser and the Seller, but not the Purchaser, is willing to accept, the Purchaser and/or the Company (as the case may be) shall be free not to enter into such settlement and to commence or continue litigation, at their own expense, and the Seller’s liability shall be limited to the amount of the proposed settlement.

(f)                         Within 30 (thirty) Business Days from receipt of the relevant notice in accordance with Paragraphs 8.6(a) and 8.6(b), the Seller may send a written notice to the Purchaser in accordance with Article 12 stating:

(i)                           that the claim is covered by the provisions set forth under this Agreement and whether the same:

(A)                     accepts the amount of the claim, in which case the Seller shall, according to Paragraph 8.2(e), pay the amount of the claim in the form and within the time period to be agreed between the Parties;

(B)                     does not consider that the amount of the claim is correct, in which case any of the Parties may start the proceeding contemplated in Article 14 unless a different agreement is reached by the Parties;

(ii)                        that the claim is not covered under this Agreement and that it has no obligation to indemnify any Loss. In this case, any of the Parties may start the arbitration proceedings contemplated in Article 14.

9.                                          FURTHER UNDERTAKINGS AND AGREEMENTS

9.1                                        Global frame agreements

The Purchaser acknowledges and agrees that all agreements under global frame agreements, listed under Annex 9.1, will be terminated by the Seller or its Related Parties at Closing or immediately after the Closing Date, with no costs for the Company.

9.2                                        Information technology

The Purchaser acknowledges and agrees that all the information technology structure (including software licenses) necessary for carrying out the Company’s business belongs to the group of the Seller and, after the Closing Date, the Company will have no access any more, in any way whatsoever, to said information technology structure. During a period of 1 (one) month following the Closing Date, the Seller shall provide to the Company any reasonable assistance and cooperation for the migration of all business data to the new information technology structure of the Company, as appropriate or necessary for the uninterrupted continuance of the business.

9.3                                        Evoqua name

The Purchaser shall cause the Company after Closing not to use, in any way whatsoever, the name “Evoqua”, except as otherwise agreed in the Distribution Agreement.

9.4                                        Bank guarantees and or surety bonds

Within 30 (thirty) Business Days from the Closing Date, the Purchaser shall replace or obtain the release, as the case may be, any and all bank guarantees and/or surety bonds granted to a counterparty listed under Annex 9.4.

It being understood that all fees, costs and expenses related to said bank guarantees and surety bonds, for the period between the Closing Date and the date of the replacement, shall be borne by the Purchaser. Should the Purchaser fail to perform the obligation under this paragraph 9.4, starting from 60 (sixty) Business Days from the Closing Date, in addition to the fees, costs and expenses, the Purchaser shall, alternatively and at its own discretion: (i) pay to the Seller, as penalty, an amount of Euro 2000.00 (two thousand/00) per each guarantee and surety bond per each month the replacement does not occur; or (ii) deliver to the Seller a bank or insurance guarantee which will cover the corresponding liabilities of the Seller under any bank guarantees and/or surety bonds listed in Annex 9.4 that have not been replaced by the Purchaser pursuant to this Section 9.4.

9.5                                        Availability of membranes

The Seller undertakes, directly or indirectly, to insure the supply of membranes for the projects listed under Annex 7.1(j)(i), for the duration of each contractual warranty.

In case of end-of-life products whose availability cannot be guaranteed for this duration, the Seller, directly or indirectly, will propose to the Purchaser a solution that will enable continuity of the Company’s contractual warranty obligation in the best way possible.

10.                                   CONFIDENTIALITY AND ANNOUNCEMENTS

10.1                                 Each Party undertakes towards the other Party that it will keep confidential, and will ensure that each of its Related Party or member of its group (and their officers, employees, employee representatives, agents, accountants, lawyers and other professional advisors) keeps confidential at all times after the Closing Date any information received or obtained as a result of entering into or performing this Agreement which relates to:

(a)                       the provisions of this Agreement;

(b)                       the negotiations relating to this Agreement;

(c)                        the subject matter of this Agreement; or

(d)                       the other Party;

and each Party shall also treat as confidential all information received or obtained as a result of entering into or performing this Agreement which relates to the other Party.

10.2           Notwithstanding the other provisions of this Article 10, either Party may disclose confidential information:

(a)        to the extent required by law or lawfully required by any Governmental Authority (including any securities exchange or regulatory authority);

(b)        to its employees, its affiliates and any employees of its affiliates who need to know such information;

(c)        that such information may be disclosed to the professional advisers and financing persons and their officers, employees, representatives, agents, accountants, lawyers and other professional advisors of any other Party under circumstances of confidentiality and only to the extent necessary for any purpose that is consistent with this Agreement;

(d)        if and to the extent the information has come into the public domain through no fault of that Party;

(e)        the information is independently developed after Closing;

(f)        the disclosure or use is required to vest the full benefit of this Agreement in the Purchaser or the Seller, as the case may be; or

(g)        to the extent allowed under this Agreement.

10.3           A Party must not make any press release or public announcement relating to the transactions contemplated in this Agreement without the prior written consent of the other Party, unless:

(a)        there is an obligation imposed by law, including any listing authority, stock exchange regulations that apply to make a press release or public announcement; or

(b)        the consent of the other Party to any announcement is unreasonably delayed or withheld.

11.             GENERAL PROVISIONS

11.1           Waiver

(a)        The waiver of any right, condition, consent or period of time set out under this Agreement shall only be effective if the waiving Party does so in writing and with its signature.

(b)        The delay or lack of exercise by any of the Parties of a right, power or privilege under this Agreement shall not amount to a waiver of such right, power or privilege. Likewise, the single or partial exercise of any right, power or privilege under this Agreement shall not preclude the future exercise of such right, power or privilege, or of any others.

11.2                                 Severability

If any provision of this Agreement is held to be invalid or unenforceable, such provision shall not affect nor invalidate any of the remaining provisions contained in this Agreement. In any such event, the Parties shall negotiate in good faith and agree those amendments to this Agreement which are consequently necessary to replace the invalid or unenforceable provision with terms having as near as possible the same commercial effect with a view to maintain unaltered the Parties’ mutual interests as currently protected under this Agreement.

11.3                                 Entire Agreement

This Agreement (and its Annexes) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersede all other prior agreements and arrangements, whether oral or written, between the Parties in relation to the transactions contemplated hereby.

11.4                                 Assignment

This Agreement shall be binding on and shall ensure to the benefit of the successors and assignees of each Party. Any assignment to any third party of this Agreement and of the rights and obligations connected or concerning thereto, that either Party is willing to carry out, shall not be valid without the previous written consent of the other Party.

11.5                                 Amendments

No modification, change or amendment to this Agreement shall be binding upon the Parties unless executed in writing by the Parties.

11.6                                 No Third-Party Beneficiaries

This Agreement is for the sole benefit of and is binding upon the Parties. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.7                                 Domicile

Each Party for any purpose under this Agreement (including that of any judicial service) elects its domicile according to Article 14.

11.8                                 Language

Unless otherwise provided under this Agreement or as accepted by all Parties, each notice, request, statement, instrument, certificate or other communication given, delivered or made by any Party to any other under or in connection with this Agreement shall be in English.

11.9                                 Costs and Expenses

Each Party shall bear all costs and expenses for legal, tax, accounting or other purposes, incurred by it, directly or otherwise, in connection with the negotiation, preparation and completion of this Agreement and any related document, the Notarial Deed and any related document contemplated under this Agreement.

The Purchaser shall assume the notarial fees and expenses incurred in connection with the transfer of the Quota as well as the indirect Taxes incurred in connection with the transfer of the Quota.

12.             COMMUNICATIONS BETWEEN THE PARTIES

12.1           Any communication made under this Agreement shall be in writing and delivered personally with an acknowledgement of receipt, or sent by registered post with acknowledgement of receipt, by registered e-mail or by fax to the following addresses of the Parties:

(c)	if to the Seller, at:

WTG Holdings Coöperatief U.A.
Prins Bernhardplein no. 200
1097 — Amsterdam
The Netherlands
To the attention of: Sharona Franca, David Johan Jaarsma and Lisabeth Huddleston

With a copy, with no notification purposes, to:

Gitti and Partners — Studio Legale Associato
Via Dante no. 9
20123 — Milano
To the attention of: Vincenzo Giannantonio and Giacomo Pansolli

(d)	if to the Purchaser, at:

GIOTTO WATER S.R.L.
Via Prati Nuovi no. 23
27058 - Voghera, Pavia (Italy)
To the attention of Mr. Enzo Bina

With a copy, with no notification purposes, to:

Avv. Giuseppe Cambareri
Piazza Castello no. 26
20121 — Milano
To the attention of: Giuseppe Cambareri and Laura Cerisara

12.2           Notices shall be deemed to have been duly served and shall take effect upon written confirmation of their receipt by the recipient, and in its absence:

(a)        if delivered personally, from the time of delivery;

(b)        if delivered by fax, from the time of receipt of the fax (as shown on the written transaction record);

(c)        if delivered by registered post with acknowledgement of receipt, at the time of the acknowledgement of receipt or of the rejection of receipt of the notice at the addresses set out above on a Business Day, or on the fifth Business Day after the date of posting, if sent by urgent certified post with acknowledgement of receipt;

(d)        if delivered by e-mail, at the time when the sender receives a confirmation of “delivered” or “read” from its own system, or otherwise five minutes after it is sent,

always provided that such notices are sent on a Business Day before 19:00 hours (recipient’s time). If they were sent on a Business Day but after 19:00 hours (recipient’s time) the abovementioned terms shall start running from 9:00 hours (recipient’s time) of the following Business Day.

12.3           The Parties shall notify each other any changes to their address, contact details, fax number or e-mail address. Such change shall be effective on the third Business Day after receipt of such notice, unless the notice specifies a different date from which the change of contact details shall be effective.

13.             APPLICABLE LAW

This Agreement shall be governed by, and interpreted in accordance with, Italian law.

14.             ARBITRATION PROCEDURE

14.1           Dispute

Any dispute arising out of or in connection with this Agreement (including its validity, enforceability, interpretation and termination as well as the validity, enforceability, interpretation, and termination of this arbitration clause) shall be discussed by the Parties promptly in an attempt to resolve such dispute amicably through negotiations.

14.2         Arbitration

(a)        If a dispute has not been resolved within 30 (thirty) Business Days of any Party notifying the other Party in writing of the existence of such dispute than the other Party may, by notice to the other Party, submit such dispute to the exclusive jurisdiction of an arbitration panel to be conducted pursuant to and in accordance with the rules of the “Camera Arbitrale Nazionale e Internazionale di Milano” (as currently in effect, the “Rules”).

(b)        The venue of the arbitration shall be Milan, Italy. The arbitration shall be conducted by a panel of 3 (three) arbitrators, one to be appointed by the Seller and the other by the Purchaser and the third by agreement between the arbitrators so appointed or, failing such agreement, in accordance with the Rules, it being understood and agreed that the Rules shall apply also in case of failure by either Party to appoint its arbitrator within twenty (20) Business Days from the date of receipt of written request to do so sent by the other Party.

(c)        All proceedings of the arbitration including arguments, briefs and the award shall be conducted in English. Arbitrators shall therefore be fluent in English.

(d)        The arbitration award shall be final and binding on the Parties.

14.3         Jurisdiction

All disputes which, due to their particular nature, may not be the subject of arbitration shall be submitted to the exclusive jurisdiction of the court of Milan, Italy.

14.4         Arbitration Expenses

The expenses of the arbitration proceedings referred to in this Article 14 shall be borne by the Parties in accordance with the applicable determinations of the arbitration panel.

15.             EXECUTION.

15.1           This Agreement is executed as a deed by the Parties and is delivered and takes effect on the date of the acceptance by the Seller.

* * *

LIST OF ANNEXES:

Annex (1): Board of directors resolution of the Purchaser;

Annex (2): Power of Attorney of the Seller;

Annex D: Data Room Index;

Annex 2.1(a): Notarial Deed;

Annex 6.2(b)(ii): Draft quotaholders’ meeting minutes;

Annex 6.2(c): Resignation letter;

Annex 7.1(g): Management Accounts;

Annex 7.1(i)(ii): Tax issues;

Annex 7.1(j)(i): Material Contracts;

Annex 7.1(k): Guarantees;

Annex 7.1(m)(i): Employee master data;

Annex 7.1(n): Litigation;

Annex 7.1(p)(ii): Temporary lease agreement;

Annex 7.1(r): Environmental;

Annex 7.1(s): Product liability;

Annex 9.1: Global frame agreements;

Annex 9.4: Guarantees to counterparties;

Please return copy of the present Agreement, duly marked on each and any page (including the Annexes) and fully signed for acceptance by your legal representative.

Best regards,

/s/ Enzo Bina

Giotto Water S.r.l.

* * *

Best regards,

/s/ Walter Anwander

WTG Holdings Coöperatief U.A.